                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                DELCHAMPS, INC.
                                       AT
                              $30.00 NET PER SHARE
                                       BY
                         DELTA ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                     JITNEY-JUNGLE STORES OF AMERICA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 8, 1997, UNLESS THE OFFER IS EXTENDED. UNDER CERTAIN CIRCUMSTANCES, THE OFFER WILL BE EXTENDED UNTIL SEPTEMBER 12, 1997 IF NECESSARY TO MEET CERTAIN CONDITIONS, INCLUDING THE HSR CONDITION AND THE NOTEHOLDER CONSENT CONDITION REFERRED TO IN THIS OFFER TO PURCHASE. IN ADDITION, NOTWITHSTANDING THE SATISFACTION OR WAIVER OF ANY CONDITIONS OF THE OFFER, THE OFFER MAY BE EXTENDED UNTIL SEPTEMBER 12, 1997 TO ENABLE PARENT AND THE OFFEROR TO OBTAIN PERMANENT FINANCING FOR THE TRANSACTION. THE OFFER MAY BE EXTENDED IN OTHER CIRCUMSTANCES AS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 1.

    THIS OFFER (THE "OFFER") IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 8, 1997 (THE "MERGER AGREEMENT"), AMONG JITNEY-JUNGLE STORES OF AMERICA, INC. ("PARENT"), DELTA ACQUISITION CORPORATION (THE "OFFEROR"), AND DELCHAMPS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE CONSIDERATION TO BE PAID FOR THE SHARES IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY AND THAT THE OFFER AND THE MERGER ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY THE ALABAMA BUSINESS CORPORATION LAW, VOTE IN FAVOR OF THE MERGER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF THE COMPANY, INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS (COLLECTIVELY, THE "SHARES"), SUCH THAT THE OFFEROR AND ITS AFFILIATES WILL BENEFICIALLY OWN IN THE AGGREGATE NOT LESS THAN TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) OR PERIOD DURING WHICH PARENT SHALL HAVE CONSENTED OR OTHERWISE BE BARRED FROM PURCHASING SHARES PURSUANT TO THE OFFER AS PART OF ANY AGREEMENT OR OTHER ARRANGEMENT WITH ANY GOVERNMENTAL OR REGULATORY AUTHORITY INVOLVING THE HSR ACT OR ANY OTHER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (III) PARENT HAVING OBTAINED PRIOR TO THE EXPIRATION OF THE OFFER AN AMENDMENT OR SUPPLEMENT TO THE INDENTURE GOVERNING ITS 12% SENIOR NOTES DUE 2006 AS DESCRIBED HEREIN AND (IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15.
                           --------------------------

                                   IMPORTANT

    Any shareholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance may be directed to Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager, or to MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
July 14, 1997

                              TABLE OF CONTENTS                             PAGE

Introduction................................................................................           1
       1.  Terms--The Offer.................................................................           3
       2.  Acceptance for Payment and Payment for Shares....................................           6
       3.  Procedure for Tendering Shares...................................................           7
       4.  Withdrawal Rights................................................................          10
       5.  Certain Federal Income Tax Consequences..........................................          10
       6.  Price Range of Shares; Dividends.................................................          11
       7.  Certain Effects of the Transaction...............................................          12
       8.  Certain Information Concerning the Company.......................................          13
       9.  Certain Information Concerning Parent and the Offeror............................          16
      10.  Source and Amount of Funds.......................................................          18
      11.  Background of the Offer; Past Contacts, Transactions or Negotiations With the
           Company..........................................................................          21
      12.  Purpose of the Offer and the Merger; Plans for the Company.......................          23
      13.  The Merger Agreement.............................................................          25
      14.  Dividends and Distributions......................................................          35
      15.  Certain Conditions to the Offeror's Obligations..................................          36
      16.  Certain Legal Matters............................................................          38
      17.  Fees and Expenses................................................................          41
      18.  Miscellaneous....................................................................          42

Annex I --Certain Information Concerning the Directors and
  Executive Officers of Parent and the Offeror..............................................         I-1

    To the holders of Common Stock of Delchamps, Inc.:

                                  INTRODUCTION

    Delta Acquisition Corporation, an Alabama corporation (the "Offeror") and a wholly owned subsidiary of Jitney-Jungle Stores of America, Inc., a Mississippi corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $.01 par value per share, of Delchamps, Inc., an Alabama corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of October 14, 1988, as amended (the "Rights Agreement"), between the Company and First Alabama Bank, as Rights Agent (collectively, the "Shares"), at a purchase price of $30.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager"), IBJ Schroder Bank and Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer. See Section 17.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN), AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE CONSIDERATION TO BE PAID FOR THE SHARES IN THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY AND THAT THE OFFER AND THE MERGER ARE OTHERWISE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY THE ALABAMA BUSINESS CORPORATION LAW, VOTE IN FAVOR OF THE MERGER.

    The Company has advised the Offeror that Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated July 7, 1997 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders. A copy of such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to the Company's shareholders with this Offer to Purchase, and such shareholders are urged to read the opinion carefully and in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES SUCH THAT THE OFFEROR AND ITS AFFILIATES WILL BENEFICIALLY OWN IN THE AGGREGATE NOT LESS THAN TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR PERIOD DURING WHICH PARENT SHALL HAVE CONSENTED OR OTHERWISE BE BARRED FROM PURCHASING SHARES PURSUANT TO THE OFFER AS PART OF ANY AGREEMENT OR OTHER ARRANGEMENT WITH ANY GOVERNMENTAL OR REGULATORY AUTHORITY INVOLVING THE HSR ACT OR ANY OTHER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"), (III) PARENT OBTAINING PRIOR TO THE EXPIRATION OF THE OFFER AN AMENDMENT OR SUPPLEMENT TO THE SENIOR NOTES INDENTURE (THE "SENIOR NOTES INDENTURE") GOVERNING ITS 12% SENIOR NOTES DUE 2006 (THE "SENIOR NOTES") (AND, TO THE EXTENT NECESSARY, THE SENIOR NOTES AND GUARANTEES REFERRED TO THEREIN), ALL WITH THE CONSENT OF THE HOLDERS OF SUCH SENIOR NOTES AND IN ACCORDANCE WITH THE TERMS OF SUCH SENIOR NOTES INDENTURE, TO INCREASE THE AMOUNT OF PERMITTED INDEBTEDNESS, RESTRICTED PAYMENTS AND INVESTMENTS PERMITTED TO BE INCURRED OR MADE, AS APPLICABLE, BY PARENT AND ITS SUBSIDIARIES UNDER THE SENIOR NOTES INDENTURE AND TO MAKE SUCH OTHER CHANGES THERETO AS ARE NECESSARY

TO PERMIT IT TO CONSUMMATE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (THE "NOTEHOLDER CONSENT CONDITION") AND
(IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 8, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Alabama Business Corporation Act, as amended (the "ABCA"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, it is anticipated that the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger is subject to a number of conditions, including approval by shareholders of the Company. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, Parent, the Offeror, any other wholly owned subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under the ABCA), will be converted into and become the right to receive from the Surviving Corporation $30.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon. See Section 5 for a description of certain tax consequences of the Offer and the Merger. Instead of merging the Offeror into the Company, Parent may elect to merge the Company with and into Parent, the Offeror or another direct or indirect wholly owned subsidiary of Parent.

    The Merger Agreement provides that, promptly after the Offeror purchases Shares pursuant to the Offer, the Offeror will be entitled to designate such number of directors, rounded up to the next whole number, of the Board of Directors of the Company as will give the Offeror representation on the Board of Directors equal to at least that number of directors equal to the product of (i) the total number of directors on the Board of Directors and (ii) the percentage that the number of Shares so purchased bears to the number of Shares outstanding. However, the Merger Agreement provides that the Board of Directors of the Company shall have, to the extent they are willing to continue to serve, at least three directors who were directors on the date of the Merger Agreement and who are not designees nor officers, directors, employees or affiliates of Parent or the Offeror nor employees of the Company and its subsidiaries. The Company has agreed to use its best efforts to cause the appropriate number of directors to resign and the Offeror's designees to be elected or appointed to the Board of Directors of the Company. The Merger Agreement is more fully described in Section 13.

    The Company has represented to the Offeror that as of the date of the Merger Agreement, there were 7,127,743 Shares issued and outstanding and there were outstanding stock options and rights to purchase an aggregate of 455,050 Shares. As a result, the Offeror believes the Minimum Condition will be satisfied if 5,055,196 Shares are validly tendered and not withdrawn pursuant to the Offer. As of the date hereof, neither the Offeror nor Parent nor any of their affiliates beneficially owns any Shares. If the Offeror acquires at least 5,055,196 Shares in the Offer, the Offeror will beneficially own two-thirds of the outstanding Shares on a fully diluted basis. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder. Under the terms of the Merger Agreement, Parent and the Offeror may reduce the Minimum Condition to a majority of the outstanding Shares on a fully diluted basis. Parent and the Offeror currently do not intend to reduce the Minimum Condition but reserve the right to do so, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission").

    Under the ABCA, if the Offeror acquires at least 80% of the outstanding Shares pursuant to the Offer, the Offeror could elect to effect the merger of the Company with and into Parent, the Offeror or another direct or indirect wholly owned subsidiary of Parent without a vote of the shareholders of the Company. If, however, the Offeror does not acquire at least 80% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under the ABCA, a longer period of time generally will be required to effect the Merger. See Section 12.

    Under the terms of the Merger Agreement, the Offer is conditioned upon, among other things, satisfaction of the Noteholder Consent Condition, which provides that Parent obtain an amendment or supplement to the Senior Notes Indenture governing its Senior Notes to increase the amount of permitted indebtedness, restricted payments and investments permitted to be incurred or made, as applicable, by Parent and its subsidiaries under the Senior Notes Indenture and to make such other changes thereto as are necessary to permit it to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    The Senior Notes Indenture currently contains restrictions upon the ability of Parent and its subsidiaries to (i) incur additional indebtedness, unless specified financial coverage ratios are met or such indebtedness is otherwise permitted, and (ii) make investments in third persons in excess of permitted amounts. Parent intends to solicit consents from holders of its Senior Notes to make the following principal amendments to the Senior Notes Indenture: (i) to permit Parent to issue up to $200.0 million of subordinated indebtedness and to permit certain of Parent's subsidiaries to guarantee such indebtedness; (ii) to permit Parent or certain of its subsidiaries to incur up to $75.0 million of additional indebtedness, including borrowings under Parent's senior credit facility; (iii) to provide that Parent's purchase of Shares will constitute a permitted investment and that the Merger and the related payment of merger consideration will not constitute a restricted payment under the Senior Notes Indenture; and (iv) to amend the amount of annual fees payable by Parent to Bruckmann, Rosser, Sherrill & Co., Inc., a financial advisor to Parent and an affiliate of the majority shareholder of Parent, in view of the proposed acquisition of the Company.

    Under the terms of the Senior Notes Indenture, the foregoing amendments require the consent of at least a majority in aggregate principal amount of the holders of Senior Notes. The Senior Notes Indenture has been filed as an exhibit to the Schedule 14D-1.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS--THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, August 8, 1997, unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    Under the terms of the Merger Agreement, subject to the applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), the Offeror expressly reserves the right (but has no obligation) to increase the consideration per Share payable in the Offer or amend, modify or make any changes in the terms and conditions of the Offer except that the Offeror shall not, without the prior written consent of the Company, impose conditions to the Offer other than the conditions set forth in Section 15, reduce the number of Shares sought to be purchased in the Offer, reduce the Offer Price, change the form of consideration payable in the Offer, extend the Expiration Date (except as set forth in the next paragraph), or otherwise change any term of the Offer in any manner adverse to the holders of Shares.

    The Offeror may, without the consent of the Company, extend the Offer (i) if at the then scheduled Expiration Date of the Offer, any of the conditions set forth in Section 15 shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer,

(iii) on one or more occasions for an aggregate period of not more than five business days, if the Minimum Condition has been satisfied but less than 80% of the outstanding Shares (on a fully diluted basis) have been validly tendered and not withdrawn, (iv) for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the initial Expiration Date or the latest Expiration Date that would otherwise be permitted under clause (i),
(ii) or (iii) of this sentence, and (v) on one or more occasions for an aggregate period of not more than 60 calendar days after the date hereof (I.E., September 12, 1997) in order for Parent to obtain financing on terms acceptable to it; provided, however, that without the written consent of the Company, Parent and the Offeror may not extend the Offer (A) for any period that would end more than 60 calendar days after the date hereof (I.E., September 12, 1997), unless on such sixtieth day any of the conditions in Section 15 are not satisfied, or (B) for any period that would end more than 90 calendar days after the date hereof (I.E., October 14, 1997); provided further that if, on the initial Expiration Date of the Offer, or any extension thereof, the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) in Section 15 have been satisfied or waived but any of the HSR Condition, the Noteholder Consent Condition or the conditions set forth in paragraphs (c)(i) or (c)(ii) in Section 15 shall not have been satisfied or waived, Parent and the Offeror have agreed to extend the Offer one or more times (for such periods as Parent and the Offeror shall determine in their sole discretion) until 60 calendar days after the date hereof (I.E., September 12, 1997); provided, further, that Parent and the Offeror may extend the Offer beyond October 14, 1997 if the conditions set forth in Section 15 shall not have been satisfied as a result of a breach by the Company of its obligations under the Merger Agreement.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then, subject to the terms of the Merger Agreement, the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE HSR CONDITION, THE NOTEHOLDER CONSENT CONDITION AND CERTAIN OTHER TERMS AND CONDITIONS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. SEE SECTION 15.

    Subject to the applicable rules and regulations of the Commission, the foregoing conditions are for the sole benefit of the Offeror and Parent and may be asserted by the Offeror or Parent and may be waived by the Offeror or Parent, in whole or in part, at any time and from time to time, in the sole discretion of the Offeror or Parent; provided that, without the written consent of the Company, the Offeror and Parent may not reduce the Minimum Condition to less than a majority of the outstanding Shares on a fully diluted basis or waive the condition relating to the expiration of the waiting period under the HSR Act. For a discussion of certain agreements among the Offeror, Parent and the Company relating to the satisfaction of the HSR Condition and certain other of the conditions set forth in Section 15, see Section 13, "The Merger Agreement--HSR MATTERS."

    If the Minimum Condition or any other condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Friday, August 8, 1997 (or any other time then set as the Expiration Date), the Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement (including the limitations described above) and to the applicable rules and regulations of the Commission, (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

    Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer. See Section 13.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and investor response.

    The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act and any other applicable rules of the Commission and the terms of the Merger Agreement, the Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including the HSR Act. See Sections 1, 15 and 16. The Company and Parent each filed a Premerger Notification and Report Form with respect to the Offer under the HSR Act on July 11, and July 14, 1997, respectively. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on July 29, 1997 unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent or the Company with such request. See Section 16 for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer and Section 13 for certain provisions of the Merger Agreement applicable to such matters.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. Any shareholder who desires to tender Shares and whose certificates for Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the Expiration Date, may tender such Shares if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days of the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. IN ORDER TO AVOID "BACKUP WITHHOLDING" OF FEDERAL INCOME TAX ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A SHAREHOLDER SURRENDERING SHARES IN THE OFFER MUST, UNLESS AN EXEMPTION APPLIES, PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 (WHICH HAS BEEN INCLUDED IN THE LETTER OF TRANSMITTAL) AND CERTIFY UNDER PENALTIES OF PERJURY THAT SUCH TIN IS CORRECT.

    If a shareholder does not provide such shareholder's correct TIN, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instructions 8 and 9 set forth in the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's right with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities or property (but excluding any regular quarterly dividend on the Shares of not more than $0.11 per Share based on the declaration, record and payment dates normally applicable to the Shares) issued or issuable in respect of such Shares (any such Shares, other securities or property collectively, "Distributions")). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    OTHER REQUIREMENTS. A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and all Distributions), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 11, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger).

    A long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Various legislative proposals, including separate versions of the Revenue Reconciliation Bill of 1997 recently passed by the House of Representatives and the Senate (the "Bills") would reduce the long-term capital gains rates applicable to individuals. It is uncertain whether, in what form, and with what effective date any such legislation will be enacted. However, the preferential long-term capital gain treatment under the Bills would be effective for sales occurring on or after May 7, 1997, and the chairmen of the House Ways and Means Committee and the Senate Finance Committee have stated their present intention that any capital gains legislation will be effective with respect to transactions occurring on or after that date.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

    Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996 (the "Company 1996 10-K"), the Shares (including the associated Rights) are included for quotation in the

Nasdaq National Market, under the symbol "DLCH". The following table sets forth for the periods indicated the high and low sales prices per Share on the Nasdaq National Market and the cash dividends declared on the Company's common stock as reported in the Company 1996 10-K with respect to the years ended July 1, 1995 and June 29, 1996, and as reported by published financial sources with respect to periods after June 29, 1996.

                                                                HIGH        LOW      CASH DIVIDENDS
                                                              ---------  ---------  -----------------
Year Ended July 1, 1995:
  First Quarter.............................................  $24        $20 1/2        $    0.11
  Second Quarter............................................  21         14 1/2              0.11
  Third Quarter.............................................  18 1/2     14 3/4              0.11
  Fourth Quarter............................................  22 1/2     17 5/8              0.11
Year Ended June 29, 1996:
  First Quarter.............................................  $21 3/4    17 1/4         $    0.11
  Second Quarter............................................  20 3/4     16 3/4              0.11
  Third Quarter.............................................  25 1/8     20 1/4              0.11
  Fourth Quarter............................................  24 1/2     20 1/2              0.11
Year Ended June 28, 1997:
  First Quarter.............................................  $25 1/4    $18 1/4        $    0.11
  Second Quarter............................................  21 3/4     19 1/4              0.11
  Third Quarter.............................................  25 1/8     18 3/4              0.11
  Fourth Quarter............................................  31 3/4     23                  0.11

    On July 7, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the last reported sales price per Share on the Nasdaq National Market was $32 1/4. On July 11, 1997, the last full day of trading prior to the commencement of the Offer, the last reported sales price per Share was $29 3/4. Shareholders are urged to obtain current market quotations for the Shares.

7. CERTAIN EFFECTS OF THE TRANSACTION.

    The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Offeror. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly or possible reduction in numbers of holders thereof would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    MARKET FOR SHARES. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. The Company has advised Parent and the Offeror that, as of July 8, 1997, there were approximately 1,524 holders of record of

Shares and there were 7,127,743 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares will no longer be listed or traded on the Nasdaq National Market or meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining, at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of such Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of the Offeror, Parent and the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or the Dealer Manager.

    The Company is an Alabama corporation with its principal executive offices located at 305 Delchamps Drive, Mobile, Alabama 36602. The Company operates 118 supermarkets in Louisiana, Mississippi, Alabama and Florida and 10 liquor stores in Florida.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year (52 weeks) ended June 29, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters (13 weeks) ended March 29, 1997 and March 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                                DELCHAMPS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                       (39 WEEKS)                       (52 WEEKS)
                                                   NINE MONTHS ENDED                    YEAR ENDED
                                                 ----------------------  ----------------------------------------
                                                  MARCH 29    MARCH 30     JUNE 29        JULY 1        JULY 2
                                                    1997        1996         1996          1995          1994
                                                 ----------  ----------  ------------  ------------  ------------
                                                      (UNAUDITED)
STATEMENT OF EARNINGS DATA:
  Sales........................................  $  836,054  $  841,967  $  1,126,629  $  1,054,088  $  1,067,191
  Operating income (loss)......................       9,068       7,387        13,119       (34,991)       22,019
  Net earnings (loss)..........................       3,093       1,199         3,852       (25,666)       10,951

COMMON STOCK DATA:
  Net earnings (loss) per common share.........  $     0.43  $     0.17  $       0.54  $      (3.61) $       1.54

BALANCE SHEET DATA:
  Working capital..............................  $   23,628  $   18,536  $     22,067  $     22,920  $     54,926
  Total assets.................................     245,769     264,458       255,183       269,412       263,269
  Long-term debt and obligations under capital
    leases, excluding current installments.....      17,882      22,436        21,237        25,745        32,169
  Restructure obligation, excluding current
    portion....................................      12,388      14,046        15,668        19,219            --
  Stockholders' equity.........................     113,884     109,019       112,925       110,042       136,300

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington,

D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the Nasdaq National Market.

CERTAIN COMPANY FORECASTS.

    To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, during the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available.

    The information provided included forecasts of the Company's fiscal 1998, 1999 and 2000 results of operations as an independent company (I.E. without regard to the impact to the Company of a transaction with Parent). The forecasts presented in the tables below (the "Forecasts") are derived or excerpted from the information provided by the Company and are based on numerous estimates and assumptions concerning future events, none of which is susceptible of accurate prediction. According to the Company, the Forecasts assumed, among other things, that (i) comparable store sales growth would be 4.9%, 3.0% and 3.4% for each respective fiscal year of the Forecasts, (ii) gross margins would be 24.60%, 25.45% and 25.90% for each respective fiscal year of the Forecasts, (iii) capital expenditures would be $40 million in fiscal year 1998 and $25 million each in fiscal years 1999 and 2000, (iv) operating improvements would be generated from management's new corporate and store-level initiatives and (v) the Company would continue to open new stores and remodel existing stores. The Forecasts have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith.

    Parent has been advised by the Company that management of the Company prepared the Forecasts in January 1997 based on factual circumstances known or believed to exist at the time and on assumptions as to future events deemed reasonable at the time. Subsequent to the delivery of the Forecasts to Parent, a number of important factual circumstances changed, including a continuing decline in the Company's same store sales and a reduction in management's estimates of the financial benefit of the planned frequent shopper program. Parent did not ask the Company to update the Forecasts prior to the execution of the Merger Agreement. The Company has advised Parent that any update of the Forecasts based on currently known facts and current assumptions regarding future events would be less favorable as to the Company's future financial performance than the Forecasts. The Forecasts should be read together with the other information contained in this Section 8.

                                DELCHAMPS, INC.
                               SELECTED FORECASTS
                            (IN MILLIONS OF DOLLARS)

                                                                                   (FISCAL YEAR ENDED IN JUNE)
                                                                                 -------------------------------
                                                                                   1998       1999       2000
                                                                                 ---------  ---------  ---------
Sales..........................................................................  $ 1,163.2  $ 1,237.2  $ 1,284.3
Gross profit...................................................................      286.1      314.9      332.6
Selling, general and administrative expenses (excluding depreciation and
  amortization)................................................................      242.0      249.8      254.2
Earnings before interest, taxes, depreciation and amortization.................       44.2       65.1       78.4
Depreciation and amortization..................................................       25.4       26.6       27.1
Earnings before interest and taxes.............................................       18.8       38.5       51.3

    THE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS, WERE NOT REVIEWED BY THE COMPANY'S INDEPENDENT AUDITORS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORECASTS. THE FORECASTS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE IMPOSSIBLE TO PREDICT WITH ANY DEGREE OF ACCURACY, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE FORECASTS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE FORECASTS. THE INCLUSION OF THE FORECASTS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE FORECASTS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE FORECASTS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE FORECASTS. NONE OF PARENT, THE OFFEROR, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE FORECASTS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE PUBLICLY REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR, OR EXPERIENCE OR FUTURE CHANGES MADE IT CLEAR THAT SUCH FORECASTS WILL NOT BE REALIZED.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR.

    The Offeror is a newly incorporated Alabama corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204.

    Parent, a Mississippi corporation, has its principal executive office at 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204. Jitney-Jungle operates a chain of 23 discount stores, 77 conventional stores and 4 combination stores for a total of 104 supermarkets and 52 gasoline stations located throughout Mississippi and in Tennessee, Arkansas, Alabama, Louisiana and Florida.

    Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the fiscal year (52 weeks) ended April 27, 1996, Parent's Quarterly Report on Form 10-Q for the quarter (12 weeks) ended January 4, 1997 and the Registration Statement on Form S-1 of JJ Acquisitions Corp. (No. 33-80833). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                     JITNEY-JUNGLE STORES OF AMERICA, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                      (36 WEEKS)                        (52 WEEKS)
                                                   NINE MONTHS ENDED                    YEAR ENDED
                                                -----------------------  ----------------------------------------
                                                  JAN. 4       JAN. 6      APRIL 27      APRIL 29      APRIL 30
                                                   1997         1996         1996          1995          1994
                                                -----------  ----------  ------------  ------------  ------------
                                                      (UNAUDITED)
OPERATING RESULTS DATA:
  Net sales...................................  $   832,905  $  822,513  $  1,179,318  $  1,173,927  $  1,152,333
  Earnings before income taxes and
    extraordinary item........................          563      16,915        24,977        30,220        27,135
  Net earnings................................          353      10,574        14,459        18,803        17,179

COMMON STOCK DATA:
  Net earnings (loss) per common and common
    equivalent share before extraordinary
    item......................................  $    (11.08) $   519.15  $     162.88  $     923.15  $     843.42
  Extraordinary item..........................      --           --            (15.96)      --            --
  Net earnings (loss) per common and common
    equivalent share..........................       (11.08)     519.15        146.92        923.15        843.42

FINANCIAL POSITION DATA:
  Total assets................................  $   281,556  $  313,953  $    279,003  $    312,415  $    296,803
  Working capital.............................       23,362      78,702        28,077        71,929        60,385
  Long-term debt..............................      233,590      33,226       239,059        38,727        40,628
  Shareholders' equity (deficit)..............     (147,178)    148,912      (144,815)      140,216       124,857

    Parent files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in
Section 8.

    RECENT DEVELOPMENTS. On June 17, 1997, Parent issued a press release with respect to its financial results for the fiscal year (53 weeks) ended May 3, 1997.

    As set forth in the press release, net sales for the 53 weeks ended May 3, 1997 were $1,228.5 million compared with $1,179.3 million for the prior year (52 weeks ended April 27, 1996), an increase of 4.2%. Same store sales increased by 0.2% over the prior year. Fourth quarter sales were $395.6 million compared to $356.8 million a year ago and same store sales increased 2.0% over the comparable prior year period.

    Earnings before income taxes and extraordinary item and net earnings for the 53 weeks ended May 3, 1997 were $3.2 million and $0.3 million, respectively, compared with $25.0 million and $14.4 million for the prior year.

    In the press release, Parent stated that gross profits decreased as a percentage of net sales in the fiscal year to 23.6% as compared to 23.9% for the prior year. The decrease in gross profit was principally due to increased promotional activities and the effect of the new Jitney-Jungle Gold Card which is Parent's new frequent shopper card launched in January 1997. Selling, general and administrative expenses as a percentage of net sales decreased to 20.4% for the fiscal year as compared to 20.6% for the prior year.

    Earnings before interest, income taxes, LIFO provision, depreciation and amortization increased $5.5 million in the fiscal year to $70.4 million or 5.7% of net sales as compared to $64.9 million or 5.5% of net sales for the prior year. The increase was principally due to the improvement in selling, general and administrative expenses.

    OTHER. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

    Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror and Parent, any of the persons listed in Annex I hereto or any associate or majority-owned subsidiary of the Offeror, Parent or any of the persons so listed benefically owns or has any right to acquire, directly or indirectly, any Shares and none of the Offeror or Parent, or to the best knowledge of the Offeror and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since July 3, 1994, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, since July 3, 1994, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10.  SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $270 million, which amount includes the acquisition of all of the Shares (net of proceeds received upon the exercise of outstanding options), and certain refinancing obligations and estimated financing and transaction fees and expenses. The Offeror plans to obtain the necessary funds under the Senior Credit Facility and proceeds from the sale of Bridge Notes or Senior Subordinated Notes (all as described below).

    Parent has received a written financing commitment (the "Credit Facility Commitment Letter") from Fleet Capital Corporation ("Fleet") consisting of a $150 million senior credit facility ("Senior Credit Facility") and a written financing commitment (the "Bridge Commitment Letter") from DLJ Bridge Finance, Inc. ("DLJ Bridge") to purchase up to $200 million of senior subordinated increasing rate notes of Parent (the "Bridge Notes"). Although Fleet has committed to provide the entire Senior Credit Facility, Fleet expects to assemble a syndicate of financial institutions (the "Lenders") to fund the Senior Credit Facility prior to the initial funding under the Senior Credit Facility. The terms of the definitive agreement providing for the Senior Credit Facility (the "Loan Agreement") and the documentation governing the Bridge Notes (the "Bridge Documentation") have not yet been finalized. The following is a summary of the anticipated principal terms of the Senior Credit Facility and the Bridge Documentation based upon the Credit Facility Commitment Letter and the Bridge Commitment Letter, respectively. This summary is subject to completion of the Loan Agreement and the Bridge Documentation and is qualified in its entirety by reference to the Credit Facility Commitment Letter and the Bridge Commitment Letter, respectively, which are filed as exhibits to the Schedule 14D-1 of which this Offer to Purchase is an exhibit.

SENIOR CREDIT FACILITY

    Loans under the Senior Credit Facility may be borrowed, repaid and reborrowed by Parent (and certain of its subsidiaries) from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital from time to time.

    The Senior Credit Facility will mature in six and one-half years and will have scheduled reductions of the commitment under the Senior Credit Facility, in years two through six and in the first and second quarters of year seven of $5, $7, $8, $9, $11, $6.5 and $6.5 million, respectively. Availability under the Senior Credit Facility will be subject to a borrowing base comprised of 65% of the eligible inventory of the borrower plus $53 million, amortizing as set forth above. The commitment will be subject to mandatory prepayments and reductions in the event of certain extraordinary transactions and issuances of debt and equity and by the amount of 50% of annual cash flow.

    Borrowings under the Senior Credit Facility will bear interest at a floating rate based upon, at the borrower's option, (i) Fleet's prime rate, or (ii) the London Interbank Offered Rate ("LIBOR"), plus, through January 31, 1998 in each case, a margin equal to .75% over the prime rate and a margin equal to 2.00% over LIBOR, and thereafter prime rate plus margins ranging from .25% to 1.00% and LIBOR plus margins ranging from 1.25% to 2.25% per annum, depending upon Parent's debt to earnings ratio. An unused commitment fee will accrue on the unused portion of the Senior Credit Facility at a rate ranging from .25% to .50% per annum, depending upon Parent's debt to earnings ratio. Parent will also pay Fleet syndication and administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

    The Loan Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

    Fleet's commitment to provide the Senior Credit Facility is conditioned on, among other things: the Merger Agreement being entered into by Parent, the Offeror and the Company in form, scope and substance satisfactory to Fleet, and being approved by the Boards of Directors of Parent, the Offeror and the Company; absence of any material restriction under any applicable law on the consummation of the Merger or the ability of the Offeror to vote the Shares held by it in favor of the Merger; amendment of the Rights Agreement to make it inapplicable to the Offer and the Merger; the Offer and the Merger not being subject to the provisions of any applicable state antitakeover law; satisfaction of the Minimum Condition; review by and satisfaction of Fleet with the documents relating to the Offer; the Offeror purchasing the Shares pursuant to the Offer on or before September 30, 1997 at an Offer Price not in excess of $30.00 per Share; satisfaction of the Lenders with the corporate, legal and capital structure of Parent and its subsidiaries; receipt by the Lenders of a valid and perfected first priority lien and security interest in the Shares held by Parent or any of its affiliates and all other assets of Parent and its subsidiaries (subject to certain exceptions); absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent and its subsidiaries, taken as a whole, since May 3, 1997, or the Company and its subsidiaries, taken as a whole, since March 29, 1997, or from that previously described to Fleet; absence of any material pending or threatened litigation; receipt of all governmental and third party consents and approvals necessary in connection with each aspect of the transaction (including the financing and under any existing indebtedness of Parent); review of and satisfaction of the Lenders with the terms of the Bridge Notes or any securities issued by Parent in lieu of the Bridge Notes; receipt of customary closing documents, including solvency certificates and opinions, in form and substance satisfactory to Fleet; receipt of satisfactory results of an environmental analysis of the property and business of the Company and its subsidiaries; satisfaction of the Lenders with the ability of Parent and its subsidiaries to fulfill their obligations under and with their regulatory compliance in respect of all employee benefit plans; satisfaction of the Lenders with the amount, types and terms and conditions of all insurance maintained by Parent, the Company and their respective subsidiaries; receipt by the Lenders of all fees and expenses required to be paid; and availability to Parent and its subsidiaries under the Senior Credit Facility plus available cash on hand in an aggregate amount not less than $35,000,000 (giving effect to consummation of the Offer and the Merger on a pro forma basis).

    It is anticipated that the indebtedness incurred through borrowings under the Senior Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

BRIDGE NOTES

    Under the terms of the Bridge Commitment Letter, DLJ Bridge would purchase the Bridge Notes pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"). DLJ Bridge intends to offer to Credit Suisse First Boston, an affiliate of CSFB, the opportunity to participate as a co-purchaser in up to thirty percent of DLJ Bridge's commitment to purchase the Bridge Notes. The Bridge Notes will initially bear interest at the prime rate plus 3%. If the Bridge Notes are not retired in whole by the end of the first six-month period following the date of issuance, the interest rate will increase by another 1% and will continue to increase by an additional .5% at the end of each subsequent three-month period until the first anniversary of the issuance of the Bridge Notes. Commencing on the first anniversary of the date of issuance of the Bridge Notes, interest shall be payable at the greater of the following as of the beginning of each quarterly period: (i) the prime rate plus 5%, increasing by an additional .5% at the end of each subsequent three-month period; (ii) the treasury rate plus 7%, increasing by an additional .5% at the end of each subsequent three-month period; (iii) the DLJ High Yield Index Rate plus 2.5%, increasing by an additional .5% at the end of each subsequent three-month period; and (iv) the rate in effect on the day immediately preceding the first anniversary of the date of issuance of the Bridge Notes plus .5%, increasing by an additional .5% at the end of each subsequent three-month period; provided, however, that the per annum interest rate will not exceed 18% and that portion, if any, of any interest representing a per annum interest rate in excess of 16% will be paid by issuing Bridge Notes with a principal amount equal to such excess portion of interest. Interest will be payable in cash, quarterly in arrears (except to the extent paid in additional Bridge Notes as set forth in the foregoing sentence).

    The Bridge Notes will mature on the first anniversary of the date of issuance, subject to extension if certain conditions are satisfied. Parent will be required to redeem the Bridge Notes with, subject to certain exceptions, the net proceeds from certain issuances of debt or equity securities or sales of assets. Parent may redeem the Bridge Notes at any time at 103% of par plus accrued interest. Under certain circumstances, the Bridge Notes may be sold to third party purchasers. The Bridge Notes will be subordinated to the Senior Credit Facility and certain refinancings thereof.

    In addition, warrants to purchase common stock of Parent representing 20% of the fully-diluted common stock of Parent (the "Escrowed Warrants") will be placed in an escrow account. The Escrowed Warrants will be exercisable at a price equal to $.01 per share for a period of seven years from the date such Escrowed Warrants are released from escrow and will have customary anti-dilution provisions and demand and piggy-back registration rights. If the refinancing of the Bridge Notes is not completed within certain periods over a two-year period following the first anniversary of the issuance of the Bridge Notes, Escrowed Warrants shall be released from escrow in certain specified amounts to DLJ Bridge and DLJ Bridge shall be entitled to retain such released Escrowed Warrants. Commencing on the first anniversary of the issuance of the Bridge Notes, Parent will make available to DLJ Bridge such of the Escrowed Warrants as are needed to facilitate the resale of the Bridge Notes to third parties on a fixed rate basis;

provided, however, that DLJ Bridge shall not retain any such equity provided specifically to facilitate the resale of the Bridge Notes.

    The Bridge Notes will contain certain representations, warranties, covenants and events of default customary for securities of this type. Parent will pay DLJ Bridge certain fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

    DLJ Bridge's commitment to purchase the Bridge Notes is conditioned on, among other things: consummation of the Offer and the Merger in accordance with the terms of the Offer to Purchase and the Merger Agreement at an aggregate cost for the Common Stock of the Company not in excess of $228.0 million; execution of the Loan Agreement (the covenants, terms and conditions of which shall be satisfactory in all respects to DLJ Bridge) with borrowings outstanding under the Senior Credit Facility not in excess of $75.0 million; indebtedness of Parent not in excess of $549.2 million; satisfactory completion by DLJ Bridge of its due diligence and receipt of financial information; satisfactory completion of loan documentation; receipt of all governmental, regulatory, shareholder and third party consents and approvals (including under the HSR Act) necessary or desirable in connection with the Offer and the Merger; absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent, Offeror and the Company and their subsidiaries since the end of the most recently ended fiscal year for which audited financial statements are available or in the facts and information as represented to DLJ Bridge; absence of material pending or threatened litigation; receipt of customary closing documents in form and substance satisfactory to DLJ Bridge; absence of any event of default under the Bridge Documentation; execution of an engagement letter between Parent and the Dealer Manager engaging the Dealer Manager as exclusive investment banker for Parent for all purposes until the date the Bridge Notes have been paid in full; receipt of all fees and expenses required to be paid; absence of material disruption or adverse change in the financial or capital markets; receipt of consent from the Senior Credit Facility lenders concerning the terms of the Bridge Notes and financing anticipated to replace the Bridge Notes; receipt of consent from the holders of Parent's Senior Notes allowing Parent to incur the indebtedness under the Senior Credit Facility and the Bridge Notes; and in the event Credit Suisse First Boston, an affiliate of CSFB, elects to participate in the purchase of the Bridge Notes, a certificate from Credit Suisse First Boston stating that the conditions to funding the Bridge Notes have been satisfied. Subsequent to the execution of the Credit Facility Commitment Letter, DLJ Bridge confirmed to Parent that the senior bank facility described in the Bridge Commitment Letter refers to a $150 million senior secured financing consisting of a six and one-half year amortizing revolving credit facility.

    It is anticipated that the indebtedness incurred under the Bridge Notes will be refinanced with an offering of senior subordinated notes ("Senior Subordinated Notes") by Parent which would be underwritten by the Dealer Manager. Parent may elect not to draw on the commitment for the Bridge Notes and instead obtain the remainder of the financing through the issuance of Senior Subordinated Notes on such terms as may be available in the market. Under the Merger Agreement, the Offer may be extended until September 12, 1997 to enable Parent and the Offeror to obtain permanent financing for the transaction. See
Section 1.

    11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    Parent's business strategy is focused on enhancing revenues and profitability by taking advantage of its leading market positions and continuing its growth in certain attractive Southeast markets. Parent's management identified the Company as an attractive merger candidate which would further these strategic objectives.

    From time to time over the past two years, Mr. Bruce C. Bruckmann, a director of Parent and a principal in Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), an affiliate of Parent's majority shareholder, and Mr. Timothy E. Kullman, the Company's chief financial officer, had general discussions regarding recent developments and trends in the supermarket industry and the strategic direction of Parent and the Company. In mid-January, 1997, Mr. Bruckmann contacted Mr. Kullman to arrange a meeting between representatives of Parent and the Company to discuss the possibility of a friendly business combination between Parent and the Company.

    On January 31, 1997, Mr. Bruckmann and Mr. Harold O. Rosser, II and Mr. Stephen C. Sherrill, also directors of Parent and principals in BRS, met with Mr. David W. Morrow, the Company's Chairman and Chief Executive Officer, Mr. Kullman and Mr. Richard W. La Trace, the Company's President, to discuss generally the companies' businesses and philosophies and the framework for a potential transaction. During the meeting, Parent's representatives discussed generally the possibility of a strategic merger of the two companies in which the Company would acquire Parent for common stock under terms to be negotiated. Mr. Morrow indicated the Company would review the matter and inform Parent if the Company wished to further pursue a possible transaction.

    In mid-February, Mr. Kullman called Mr. Bruckmann and informed him that the Company had retained CSFB as its financial advisor to assist the Company in reviewing and evaluating its strategic alternatives and that the Company or CSFB would contact Parent if appropriate.

    In early April, at the Company's direction CSFB contacted Mr. Bruckmann to ascertain whether Parent would be interested in pursuing the acquisition of the Company as part of a managed sale process. Mr. Bruckmann indicated that Parent would be interested in participating in the process.

    On April 8, Parent, BRS and the Company executed the Confidentiality and Standstill Agreement (the "Confidentiality and Standstill Agreement"), which contained customary confidentiality and standstill provisions. See Section 13. Thereafter, the Company's management and CSFB provided detailed information about the Company to Parent and met with its representatives to answer questions and provide additional due diligence information.

    Later that month, representatives of another supermarket chain approached Parent through Donaldson, Lufkin & Jenrette Securities Corporation (an affiliate of a shareholder of Parent) regarding the possibility of a joint acquisition of the Company and, at Parent's request, the Company waived the standstill provisions of the Confidentiality and Standstill Agreement to permit Parent to pursue such discussions.

    In early May, at CSFB's request as part of the sale process, Parent submitted a non-binding indication of interest expressing Parent's willingness to pursue jointly with such other supermarket chain an acquisition of the Company for approximately $27 to $31 per Share in cash. Thereafter, Parent conducted additional due diligence, including reviewing the Company's data room records and inspecting selected stores.

    On June 2, CSFB requested as part of the sale process that Parent submit a formal proposal to acquire the Company, and provided Parent with the Company's draft of the proposed Merger Agreement.

    In early June, Parent and the other supermarket chain terminated their discussions and Parent advised CSFB that it wished to pursue on its own an acquisition of the Company.

    On June 18, Parent submitted a proposal to acquire the Company in a cash merger for a price of $27 per Share. Shortly thereafter, CSFB advised Parent that its proposed price and the financing condition which was contained in Parent's proposal were unacceptable and that the transaction would have to be structured as a tender offer in order to accelerate the closing of the transaction. Following additional negotiations, Parent eliminated the financing condition and offered the Company a choice between a tender offer at $28.50 per Share or a merger transaction at $30 per Share, reflecting Parent's higher estimated costs to finance a tender offer.

    After further negotiations, Parent proposed a tender offer for all Shares at $30 per Share in cash, followed by a merger in which non-tendering shareholders would also receive $30 per Share in cash. Parent's proposal did not contain a financing condition but required a tender offer period of up to 60 calendar days to provide Parent with sufficient time to obtain permanent financing. Parent also advised the Company that the transaction would be subject to Parent's ability to obtain the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes. In addition, Parent informed the

Company that it was unwilling to proceed with further discussions unless the Company provided it with a five-day period to negotiate with the Company on an exclusive basis.

    On June 30, the Company provided Parent with a revised draft Merger Agreement and related documents reflecting the status of negotiations to date. Thereafter, representatives of Parent and the Company negotiated these documents and held discussions regarding various legal and business issues, and representatives of Parent continued due diligence activities.

    On July 2 and 3, representatives of Parent and the Company met to continue negotiations on the Merger Agreement. The principal issues discussed included the conditions to the Offer generally; the time periods and terms upon which Parent could or would be required to extend the Offer; the conditions upon which Parent would be required to pursue antitrust approval; the conditions upon which the Company could entertain third party offers for the Company after the execution of the Merger Agreement; the bases upon which the Company could modify its position with respect to the Offer or terminate the Merger Agreement as a result of certain third party offers; and the amount of the termination and expense fees and the circumstances under which they would be payable by the Company.

    Over the next four days, representatives of the Company and Parent continued these discussions and finalized the Merger Agreement and related documentation.

    The Merger Agreement was executed and publicly announced on the morning of July 8, 1997.

    On July 11, the Company filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger. On July 14, the Parent filed its Premerger Notification and Report Form and the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

    Pursuant to the ABCA and the Articles of Incorporation (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding shares of the Company entitled to vote thereon and, if a class or series is entitled to vote as a class, the affirmative vote of the holders of two-thirds of the outstanding shares of the class or series, is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement, and, unless the Merger is consummated pursuant to the short form merger provisions under the ABCA as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval of the Merger Agreement without the affirmative vote of any other shareholder. Under the terms of the Merger Agreement, Parent and the Offeror may reduce the Minimum Condition to a majority of the outstanding Shares on a fully diluted basis. Parent and the Offeror currently do not intend to reduce the Minimum Condition but reserve the right to do so, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission.

    In the Merger Agreement, the Company has agreed that, promptly after consummation of the Offer, the Company will take all action necessary, in accordance with the ABCA and the Company's Charter and Bylaws, to convene a special meeting of the Company's shareholders at which such shareholders will be asked to approve the Merger (the "Special Meeting"). Parent has agreed that all Shares owned by Parent, and its direct and indirect subsidiaries will be voted in favor of the Merger. If the Offeror owns two-thirds of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

    Under the Merger Agreement, Parent has retained the right to elect at any time after consummation of the Offer (or prior to consummation of the Offer and with the written consent of the Company, which shall not be withheld unreasonably) to merge the Company with and into Parent, the Offeror or another direct or indirect wholly owned subsidiary of Parent. Under the ABCA, if the Offeror acquires at least 80% of the outstanding Shares pursuant to the Offer, the Offeror could elect to effect the merger of the Company with and into Parent, the Offeror or another direct or indirect wholly owned subsidiary of Parent without a vote of the shareholders of the Company. If, however, the Offeror does not acquire at least 80% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under the ABCA, a longer period of time generally will be required to effect the Merger.

    DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights in connection with the Offer. If the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Article XIII of the ABCA ("Article XIII") to dissent and demand appraisal of their Shares. Under Article XIII, dissenting shareholders who comply with the applicable statutory procedures will be entitled to obtain payment for the fair value of their Shares immediately prior to the effectiveness of the Merger (exclusive of any appreciation or depreciation arising in anticipation of the Merger unless exclusion would be inequitable) in cash, together with accrued interest from the effective date of the Merger. Assuming compliance with the statutory procedures, a dissenting shareholder will also be entitled, in the absence of agreement between the Company and the shareholder regarding the fair value of his Shares, to receive a judicial determination of such value. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Article XIII does not purport to be complete and is qualified in its entirety by reference to Article XIII. FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE XIII FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, assets, operations, corporate structure, dividend policy, capitalization, policies, management and personnel with a view to optimizing the Company's potential contribution to Parent's business. Although Parent and the Offeror are still developing their business plan with respect to the Company after the consummation of the Offer, Parent and the Offeror generally intend to integrate the Company's operations with the operations of Parent as soon as practicable to achieve operating synergies. At this time, Parent and the Offeror have not specifically determined how this integration will be structured. The combining of the Company's business with Parent's business could, among other things, involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

    Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, following the acquisition of Shares pursuant to the Offer, the Offeror may designate up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent and any of its subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

    Subject to the terms of the Merger Agreement and the Confidentiality and Standstill Agreement referred to in Section 13, the Offeror or an affiliate of the Offeror may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Offeror and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

13. THE MERGER AGREEMENT.

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and the Offeror have agreed, subject to certain exceptions, to cooperate with each other and use their respective commercially reasonable best efforts to cause the conditions to the Offer to be met as soon as reasonably practicable. The Offeror and Parent intend to consummate the Offer and the Merger as soon as reasonably practicable. To that end (provided that the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) of Section 15 have been met), Parent and Offeror have agreed to use commercially reasonable best efforts, subject to the terms of the Merger Agreement, to consummate the Offer within 30 business days following the date hereof, including the obtaining of requisite financing as discussed in Section 10, the receipt of the consent of the holders of the Senior Notes as discussed in Section 1 and the receipt of requisite governmental approvals (including in respect of the HSR Act) as discussed in Section 16. If the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) of Section 15 have been met but the HSR Condition or Noteholder Consent Condition are not met within 30 business days following the date hereof, Parent and the Offeror have agreed to use commercially reasonable best efforts, subject to the terms of the Merger Agreement, to consummate the Offer on or prior to the sixtieth calendar day following the date hereof. See "HSR MATTERS" below.

    The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, subject to the limitations set forth in the Merger Agreement and described below, to reduce the Minimum Condition or to waive any other condition to the Offer (other than the condition relating to the expiration of the waiting period under the HSR Act). If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Friday, August 8, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

    Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company's Board of Directors, impose conditions to the Offer in addition to the conditions set forth in Section 15, decrease the Offer Price, change the form of consideration, reduce the number of Shares to be purchased in the Offer (provided that Parent and Offeror may reduce the Minimum Condition to a majority of the outstanding shares on a fully diluted basis), extend the expiration date of the Offer (except as provided below in this paragraph) or otherwise change any term of the Offer in any manner adverse to the holders of Shares. Parent, the Offeror and the Company have acknowledged their intention to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable. To that end (provided that the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) as set forth in Section 15 have been met), Parent and the Offeror have agreed to use commercially reasonable best efforts, subject to the terms of the Merger Agreement, to consummate the Offer within 30 business days following commencement of the Offer, including the obtaining of requisite financing, the receipt of the consent of the holders of the Senior Notes as contemplated by the Noteholder Consent Condition and receipt of requisite governmental approvals (including in respect of the HSR Act) as contemplated by
Section 15. If the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) as set forth in Section 15 have been met but either the HSR Condition or the Noteholder Consent Condition are not met within 30 business days following commencement of the Offer, Parent and the Offeror have agreed to use commercially reasonable best efforts, subject to the terms of the Merger Agreement, to consummate the Offer on or prior to the sixtieth calendar day following commencement of the Offer. Notwithstanding the foregoing, Parent and the Offeror may, without the consent of the Company, extend the Offer on one or more occasions (i) if at the then scheduled Expiration Date of the Offer, any of the conditions to the Offeror's obligations to accept for payment and pay for Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, (iii) on one or more occasions for an aggregate period of not more than five business days, if the Minimum Condition has been satisfied but less than 80% of the outstanding Shares (on a fully diluted basis) have been validly tendered and not withdrawn, (iv) for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, and (v) on one or more occasions for an aggregate period of not more than 60 calendar days after the date of the commencement of the Offer in order for Parent to obtain financing on terms acceptable to it; provided, however, that without the written consent of the Company, Parent and the Offeror may not extend the Offer (A) for any period that would end more than 60 calendar days after the date of the commencement of the Offer unless on such sixtieth day any of the conditions set forth in Section 15 are not satisfied, or (B) for any period that would end more than 90 calendar days after the date of the commencement of the Offer; provided further that if on the initial expiration date of the Offer, or any extension thereof, the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) as set forth in Section 15 have been satisfied or waived but any of the conditions set forth in paragraphs (b), (c)(i), (c)(ii) or (d) as set forth in Section 15 shall not have been satisfied or waived, Parent and the Offeror have agreed to extend the Offer one or more times (for such periods as Parent and the Offeror shall determine in their sole discretion) until 60 calendar days after the date of the commencement of the Offer; provided, further, that Parent and the Offeror may extend the Offer beyond such 90 calendar day period if the conditions set forth in Section 15 shall not have been satisfied as a result of a breach by the Company of its obligations under the Merger Agreement.

    Under the terms of the Merger Agreement, in the event the number of outstanding Shares or Shares issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in the Merger Agreement by more than 10,000 Shares (including without limitation as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, recapitalization, or other like change occurring after July 8, 1997), the Offer Price shall be appropriately adjusted downward.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, in accordance with the Merger Agreement and the ABCA, the Offeror shall be merged with and into the Company, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation. Notwithstanding the foregoing, Parent may elect at any time after consummation of the Offer (or prior to the consummation of the Offer and with the written consent of the Company, which shall not be withheld unreasonably) and prior to the fifth business day immediately preceding the date of the notice of the meeting of shareholders of the Company to consider approval of the Merger and the Merger Agreement, to merge the Company with and into Parent, the Offeror or another direct or indirect wholly owned subsidiary of Parent. At the Effective Time, the Charter and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Charter and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under the ABCA. The directors of the Offeror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time (unless any directors or officers of Parent or the Offeror are so designated in writing by Parent prior to the Effective Time) will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed.

    CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Offeror, the Company or the holder of any securities of the Offeror or the Company, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company as treasury stock, Parent, the Offeror, or any other wholly owned subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under the ABCA) shall be converted into and become the right to receive the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; non-contravention of any laws or regulations with respect to the transactions contemplated; required consents and approvals; absence of any liability for brokerage or finders' fees; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these Acts); absence of any material adverse change; absence of material adverse legal proceedings; compliance with laws; tax matters; liabilities; benefit plans and employees and employment practices; environmental matters; information supplied; real property; labor matters; contracts and certain agreements; absence of certain liabilities; opinion of a financial advisor; state takeover statutes; insurance; intellectual property; certain agreements; indemnification claims; and prior negotiations.

    The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: their organization and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; non-contravention of any laws or regulations with respect to the transactions contemplated; required consents and approvals; absence of any adverse legal proceedings; financing; and information supplied.

    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by the Merger Agreement, prior to the Effective Time, unless the Offeror shall otherwise agree in writing (provided, however, that following the appointment of the Offeror's designees to the Company's Board of Directors pursuant to the Merger Agreement, the Offeror shall be deemed to have consented to all actions taken by the Company thereafter, except actions, if any, directed or caused by those directors who were not so designated by the Offeror or by the Board of Directors of the Company prior to the appointment of such designees):

        (a) The business of the Company and its subsidiaries will be conducted only in the ordinary course consistent with past practices.

        (b) The Company will use all commercially reasonable efforts to preserve intact in all material respects the business organization of the Company and its subsidiaries, to keep available the services of its and their present officers and employees and to preserve the goodwill of those having business relationships with it and its subsidiaries.

        (c) Except as otherwise permitted in the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to (i) amend its articles of incorporation or bylaws (or comparable charter documents); (ii) split, combine, reclassify or take similar action with respect to any of its capital stock; (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, other than, in the case of the Company, shares of capital stock and Rights issuable pursuant to the Rights Agreement and Shares issuable upon the exercise of outstanding options to purchase an aggregate of 455,050 Shares pursuant to certain employees and director plans; (iv) purchase, redeem or otherwise acquire any Shares or any other shares of its capital stock of any class; or (v) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class; or (vi) make any commitment to do any of the foregoing, except for (A) the declaration and payment of dividends by a wholly owned subsidiary of the Company solely to the Company and (B) the declaration and payment of regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment date) in no event to exceed $0.11 per Share per fiscal quarter.

        (d) The Company will not, and will not permit any of its subsidiaries to
    (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in any other person, either by purchase of stock or securities, contribution to capital (other than to wholly owned subsidiaries), property transfer or purchase of any material amount of property or assets; (ii) other than sales of inventory in the ordinary course of its business consistent with past practices and other than the sale of surplus real estate, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its assets or properties; (iii) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business under existing lines of credit (or under any refinancing of such existing lines of credit), or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a wholly owned subsidiary); (iv) make any capital expenditure or commitment for additions to plant, property or equipment constituting capital assets except expenditures pursuant to commitments existing as of the date of the Merger Agreement and as disclosed to Parent in the Merger Agreement or included in the Company's budgets for fiscal years 1997 and 1998 as described in the Merger Agreement; (v) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of the Merger Agreement); (vi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than (A) the payment, discharge or satisfaction of liabilities in the ordinary course consistent with past practices and (B) costs relating to the Merger Agreement and the transactions contemplated thereby; (vii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document; or
    (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that, notwithstanding the foregoing, the Company will not be prohibited from financing, constructing, equipping, supplying, staffing and opening new stores and remodeling existing stores for which commitments have been entered into by the Company prior to the date of the Merger Agreement and which commitments are disclosed to Parent in the Merger Agreement.

        (e) Neither the Company nor any of its subsidiaries will (i) enter into any new severance or change of control agreement, or any employment agreement; (ii) amend any existing employment contract or change of control or severance agreement; (iii) grant any increases in compensation or benefits other than increases in the ordinary course consistent with past practices; (iv) adopt any new employee plan or benefit arrangement; (v) make any change in or to any existing employee plan or benefit arrangement, other than such changes as are required by law or that, in the opinion of its counsel, are necessary or advisable to maintain the tax-qualified status of such employee plan or benefit arrangement; (vi) make any grants, awards or distributions under any employee plan or benefit arrangement, other than those grants, awards or distributions required to be made under such employee plans or benefit arrangements as in effect on the date of the Merger Agreement; or (vii) make any amendment to any provision of any outstanding grant or award.

        (f) The Company will not cause any of the Company's representations or warranties that are subject to a materiality qualification to become untrue and will not cause any of the Company's representations and warranties that are not so qualified to become untrue in any material respect.

    NO SOLICITATION. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any "person" or "group" (as such terms are defined in the Merger Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any takeover proposal, provided, however, that prior to the expiration of the Offer, upon receipt by the Company of a bona fide written unsolicited takeover proposal to purchase all the Shares outstanding for (A) a cash amount per Share in excess of the Offer Price or (B) consideration which is not all cash that the Company has determined reasonably and in good faith to be in excess of the Offer Price and that CSFB has advised the Company in writing is in excess of the Offer Price (a copy of which advice has been furnished by the Company to Parent), in either case by a group or person (or any of their respective affiliates or associates) who (x) within the past 12 months has not executed and delivered to the Company a confidentiality agreement and whose failure to execute a confidentiality agreement does not constitute a breach of the Merger Agreement (any such person or group a "New Bidder") and (y) in the good faith reasonable judgment of the Board of Directors after consultation with CSFB possesses the financial wherewithal reasonably to be capable of consummating the takeover proposal (a "superior proposal"), following notice to Parent, the Company may participate in negotiations with a New Bidder regarding the superior proposal and furnish information with respect to the Company pursuant to a customary confidentiality agreement (containing "standstill" provisions no less onerous than in the Confidentiality and Standstill Agreement between Parent and Company). Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, will be deemed to be a breach of the foregoing provision by the Company. Under the Merger Agreement, "takeover proposal" means any proposal for a tender offer, merger or other transaction involving any Change in Control (as defined below under "Fees and Expenses").

    The Merger Agreement provides further that neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent or the Offeror, the approval or recommendation by the Board of Directors nor any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend any takeover proposal, (iii) enter into any agreement with respect to any takeover proposal, (iv) amend the Rights Agreement, redeem the Rights or waive any other anti-takeover provisions (including Article Eleven of the Company's Articles of Incorporation) or otherwise facilitate any other takeover proposal in any respect, or (v) terminate the Merger Agreement in connection with any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors receives a superior proposal from a New Bidder or any other group or person which the Board of Directors determines in its good faith reasonable judgment (and based on the written advice of CSFB) to be more favorable to the Company's shareholders than the Offer and Merger, the Board of Directors may (subject to the following sentence): (A) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer and the Merger taken together, (B) recommend any such superior proposal, or (C) solely with respect to such a superior proposal submitted by a New Bidder, terminate the Merger Agreement in order to enter into an agreement with respect to such a superior proposal or amend the Rights Agreement, redeem the Rights or waive any other anti-takeover provisions in respect of such superior proposal and otherwise facilitate such proposal, in each case (subject to the Company's obligations to pay the Termination Fee and Expense Fee as described below under "Fees and Expenses") at any time following Parent's receipt of written notice of the Company's intent to take the actions described in clauses (A), (B) and/or
(C) above (a "Superior Proposal Notice") advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person or group making such superior proposal. The Company may deliver the Superior Proposal Notice and take any of the foregoing actions described in clauses (A), (B) and/or (C) only if (i) the Company is not otherwise in material breach of the Merger Agreement and (ii) the Company pays to Parent concurrent with the delivery of the Superior Proposal Notice the Termination Fee and the Expense Fee (as described below under "Fees and Expenses").

    In addition to the foregoing obligations of the Company, the Company has agreed to promptly advise Parent orally and in writing of any takeover proposal, or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal, the material terms and conditions of such takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry and the Company's responses and other actions with respect thereto. The Merger Agreement provides that the Company shall be entitled to disclose to its shareholders any such information which is required by applicable law (including without limitation the Exchange
Act) regarding any takeover proposal.

    HSR MATTERS. Neither Parent nor any of its subsidiaries is obligated in connection with obtaining any required HSR Act consent (i) to initiate or defend any litigation to which any governmental or regulatory authority (including the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC")) is a party, (ii) to agree or otherwise become subject to any material limitations on
(A) the right of Parent or the Offeror, or their affiliates effectively to control or operate the business, assets, or operations of the Company, (B) the right of Parent, the Offeror, or its affiliates to acquire or hold the business, assets, or operations of the Company, or (C) the right of Parent or the Offeror to exercise full rights of ownership of the Shares acquired by Parent or the Offeror including, without limitation, the right to vote any shares held by Parent or the Offeror on all matters properly presented to the Company's shareholders, or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets, or operations of the Company, the Offeror or Parent, except, in connection with the proposed resolution of any objections that may be asserted by the FTC or the DOJ with respect to the transactions contemplated by the Merger Agreement, for the sale or disposal of such of the Company's supermarkets (or, in lieu thereof, supermarkets of Parent) that did not in the aggregate generate in excess of $2.7 million of net earnings before interest, tax, depreciation and amortization for the fiscal year ended June 29, 1997 (based upon the Company's books and records for such supermarkets by location) ("EBITDA"). If Parent is required to divest a Parent store, the EBITDA of the closest Company store will be used in calculating the $2.7 million.

    THIRD PARTY STANDSTILL AGREEMENTS. The Company has agreed not to amend, modify, waive, or terminate any of the provisions of any confidentiality agreement or "standstill" agreement with any group or person to which the Company or any of its subsidiaries is a party and shall request the return of any confidential information pursuant to the terms thereof. The Company agreed that Parent will be permitted to enforce such agreements on the Company's behalf including seeking equitable relief to the extent available.

    INDEMNIFICATION. Pursuant to the Merger Agreement, the Company, and from and after the Effective Time, the Surviving Corporation (each, an "Indemnifying Party"), will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and (i) relates to or arises out of any action or omission occurring or allegedly occurring at or prior to the Effective Time, or
(ii) is based in whole or in part on, arises in whole or in part out of, or pertains in whole or in part to, the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent will not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law.

    Except as required by applicable law or legal process, Parent, the Offeror and the Company have agreed in the Merger Agreement not to take any action so as to amend, modify or repeal the provisions for exculpation of directors or indemnification of directors or officers contained in the articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its subsidiaries in such a manner as would adversely affect in any material respect the rights of any individual who shall have served as a director or officer of the Company or any of its subsidiaries prior to the Effective Time to be exculpated or to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Company will honor in accordance with their respective terms each of the indemnity agreements between the Company and each of its directors as in effect on the date of the Merger Agreement and will not terminate such agreements prior to the Effective Time. The Company will, and after the consummation of the Offer, Parent will cause the Company to, until the sixth anniversary of the Effective Time and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries as of the date of the Merger Agreement (or policies providing at least the same coverage amounts and containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred or are alleged to have occurred at or prior to the Effective Time; provided that the Company shall endeavor to obtain such coverage at the lowest premium cost reasonably available and that the Company shall not, and Parent shall not be obligated to cause the Surviving Corporation to pay an aggregate (whether over time or on a one-time basis) premium in excess of $600,000.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon payment by the Offeror for the Shares pursuant to the Offer, the Offeror will be entitled to designate such number of directors, rounded up to the next whole number, as will give the Offeror representation on the Board of Directors of the Company equal to at least that number of directors equal to the product of (i) the total number of directors on the Board of Directors and (ii) the percentage that the number of Shares so purchased bears to the number of Shares outstanding, and the Company will, at such time, use its best efforts to cause the appropriate number of directors who are members of the Board of Directors as of the date of the Merger Agreement to resign and the Offeror's designees to be appointed or elected; provided, however, that notwithstanding the foregoing, until the Effective Time, there shall be, to the extent they are willing to continue to serve, at least three directors on the Board of Directors who were directors on the date of the Merger Agreement and who are not designees nor officers, directors, employees or affiliates of Parent or the Offeror nor are employees of the Company or any of its subsidiaries (the "Independent Directors"); provided, further, that if the number of Independent Directors shall be reduced below three for any reason, the Board of Directors will, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who are directors on the date of the Merger Agreement and not an officer, director, employee or affiliate of Parent or the Offeror nor an employee of the Company. Any vacancies that cannot be filled in the foregoing manner shall be filled by the Board of Directors at its discretion. The Company's obligations to appoint the Offeror's designees to the Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Following the election of the Offeror's designees pursuant to the Merger Agreement and until the Effective Time, any amendment of the Merger Agreement or the Charter or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Offeror, any waiver of any of the Company's rights under the Merger Agreement, or any transaction between Parent (or any affiliate or associate thereof) and the Company will require the concurrence of a majority of the Independent Directors. The Independent Directors will have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with the Merger Agreement. In addition, the Independent Directors will have the authority to institute any action on behalf of the Company to enforce performance of the Merger Agreement.

    OPTIONS; EMPLOYEE BENEFITS; SEVERANCE AND OTHER AGREEMENTS. The Merger Agreement provides that prior to the Effective Time, the Company may elect to accelerate the exercisability of options granted and outstanding prior to the date of the Merger Agreement under the Company's Directors' Stock Option Plan and the Company's 1993 Stock Incentive Plan and the vesting of restricted shares granted and outstanding prior to the date of the Merger Agreement under the Company's 1987 Restricted Stock Plan and may waive the two-year holding period for stock issued pursuant to the Company's Director Compensation Plan. In addition, the Company will have the right prior to the Effective Time to pay to any holder of an outstanding option to purchase Common Stock an amount equal to the difference between the Offer Price and the per Share exercise price of a stock option held by such holder multiplied by the number of Shares then subject to such option (whether or not then exercisable), less any amounts required to be withheld under the Code, as amended, or any provision of state, local or foreign tax law, in exchange for the surrender and cancellation of such stock option. The Company will use its commercially reasonable best efforts to cause all options to be exercised prior to the Effective Time. The Company has been advised by its directors that they will exercise all options held by them prior to the consummation of the Offer. Prior to the Effective Time, the Company may adopt any amendments to its Directors' Stock Option Plan, 1993 Stock Incentive Plan or 1987 Restricted Stock Plan or any agreements thereunder as may be necessary or appropriate to effectuate the foregoing, provided that no such amendment may reduce the per Share exercise price of such options. In addition, the Company may terminate or amend its Director Compensation Plan to eliminate future issuances of stock.

    Parent has agreed to honor or cause the Offeror to honor, in accordance with their respective terms, certain specified severance agreements and employment agreements relating to officers, directors and employees that have previously been disclosed by the Company to Parent, as in effect on the date of the Merger Agreement.

    CONDITIONS PRECEDENT. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (i) the Offeror shall have purchased all Shares validly tendered pursuant to the Offer; (ii) the Merger Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the ABCA; (iii) no governmental or regulatory authority shall have issued an order or ruling or taken any other action declaring illegal or otherwise prohibiting the Merger; and (iv) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time.

    TERMINATION. The Merger Agreement provides that it may be terminated at any time (upon written notice to the other parties thereto) prior to the Effective Time, whether before or after approval by the shareholders of the Company, (i) by mutual written consent of the Boards of Directors of the Company, Parent and the Offeror; (ii) by the Company, (A) if the Offer has not been commenced timely in accordance with the provisions of the Merger Agreement, provided that such failure shall not have been corrected on the next business day; (B) if any representation or warranty made by Parent and/or the Offeror in the Merger Agreement shall not be true and correct, which materially and adversely affects the consummation of the Offer, and such breach is not capable of being cured or is not cured by Parent and/or the Offeror prior to the expiration of the Offer;
(C) if Parent or the Offeror shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it, and such breach is not capable of being cured by Parent and/or the Offeror or is not cured prior to the expiration of the Offer; and (D) in respect of a superior proposal (as described above under "No Solicitation"), provided that (x) the Company shall have paid Parent the Termination Fee and the Expense Fee (as described below under "Fees and Expenses") and (y) Parent or the Offeror does not make, within three business days of receipt of a Superior Proposal Notice, an offer that the Company's Board of Directors believes, in good faith after consultation with its legal counsel and financial advisors, is at least as favorable, from a financial point of view, to the Company's shareholders as such other bidder's offer; provided, however, that if subsequent to the payment of the Termination Fee and the Expense Fee and prior to the termination of the Merger Agreement, Parent or the Offeror makes an offer that the Company's Board of Directors believes in good faith after consultation with its legal counsel and financial advisors, is at least as favorable, from a financial point of view, to the Company's shareholders as such other bidder's offer, Parent and the Offeror shall, upon written request of the Company, return the Termination Fee and the Expense Fee once the Company shall have approved and recommended Parent's and the Offeror's amended offer and shall have rescinded certain actions taken with respect to such superior proposal; (iii) prior to the purchase of Shares by the Offeror pursuant to the Offer, by Parent or the Offeror, if (A) any representation or warranty made by the Company in the Merger Agreement that contains a materiality qualification shall not be true and correct, or any representation or warranty made by the Company in the Merger Agreement that is not so qualified shall not be true and correct in any material respect, and, in each case, such breach of the representation or warranty is not capable of being cured by the Company or is not cured prior to the expiration of the Offer; (B) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it and such breach of the agreement or covenant is not capable of being cured by the Company or is not cured prior to the expiration of the Offer; and (iv) by Parent, the Offeror or the Company, if (A) (x) the Offer shall be terminated or expire in accordance with its terms without the purchase of any Shares pursuant thereto or
(y) the Offeror shall not have accepted for payment any Shares pursuant to the Offer within 90 calendar days following the commencement of the Offer; provided, that

Parent and the Offeror shall not be entitled to terminate for such reason if the cause thereof is a breach by Parent or the Offeror of any of their obligations under the Merger Agreement and the Company shall not be entitled to terminate for such reason if the cause thereof is a breach by the Company of any of its obligations under the Merger Agreement; (B) any governmental or regulatory authority shall have issued an order or ruling or taken any other action declaring illegal or otherwise prohibiting the consummation of the Offer or the Merger and such order shall have become final and nonappealable; (C) if, at the Special Meeting (including any adjournment or postponement thereof), the requisite shareholder approval is not obtained, except that the right to terminate the Merger Agreement under this clause (C) will not be available to any party whose willful failure to perform any material obligation or to perform any material condition under the Merger Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite shareholder approval.

    If the Merger Agreement is validly terminated by either the Company or Parent or the Offeror, the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent or the Offeror (or any of their respective representatives or affiliates), except that (i) the provisions relating to confidentiality, no solicitation, fees and expenses and certain other provisions will continue to apply following any such termination and (ii) nothing shall relieve any party from liability for wilful breach of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    FEES AND EXPENSES. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs and expenses.

    The Merger Agreement provides that: (i) if (A) Parent or the Offeror shall have provided the Company with an irrevocable written notice of termination of the Merger Agreement based upon a material willful breach by the Company of the Merger Agreement (provided that such notice may state that it is subject to payment of the Termination Fee and the Expense Fee by the Company) or (B) any Change in Control shall have occurred during the term of the Merger Agreement or within 180 days following termination of the Merger Agreement (other than pursuant to (1) clause (i) as described above under "Termination", (2) clause
(ii) as described above under "Termination", (3) clause (iv)(A) as described above under "Termination" if the Offer has expired due to the failure to satisfy any of the conditions in paragraphs (b), (c)(i), (c)(ii), (c)(iii) or (d) as set forth under Section 15, unless in the case of the conditions set forth in paragraphs (b), (c)(i), (c)(ii) or (c)(iii) as set forth under Section 15, Parent and the Offeror are diligently pursuing the satisfaction of such conditions and the Company shall not have agreed to Parent's or the Offeror's written request to extend the Offer beyond the periods prescribed by the Merger Agreement, or (4) clause (iv)(B) as described above under "Termination", so long as the Company shall not be in breach of this Agreement) then the Company shall promptly, but in no event later than five business days after the first to occur of any such event described in clauses (A) and (B) above (the "Payment Date"), pay Parent a fee of $7,000,000 (the "Termination Fee") and shall also reimburse Parent and the Offeror for all out-of-pocket expenses and fees payable by them or their affiliates up to an aggregate of $3,000,000 (including without limitation fees and expenses of all counsel, printers, banks, investment banking firms, and other financial institutions, and their respective agents directly related to the transactions contemplated by the Merger Agreement (including the financing of the transactions contemplated by the Merger Agreement by Parent and the Offeror (see Section 10) or obtaining the required consents of Parent's noteholders (see Sections 1 and 15)) (the "Expense Fee"). The Termination Fee and the Expense Fee shall, in the alternative, be due under the circumstances described above under "No Solicitation." In no event will the Company be obligated to pay the Termination Fee and the Expense Fee more than once, unless Parent and the Offeror have previously refunded such Termination Fee and Expense Fee as provided above in which case the Termination Fee and Expense Fee shall continue to be payable in the circumstances provided in the Merger Agreement.

    "Change in Control" means any of the following: (i) any person or group (other than Parent or the Offeror) acquires or beneficially owns, or enters into an agreement with the Company or any of its subsidiaries to acquire, directly or indirectly, 25% or more of the outstanding Shares or 25% or more of the assets (including shares of subsidiaries), revenues or earning power of the Company and its subsidiaries, taken as a whole; (ii) the Company distributes or transfers, or publicly announces its intention to distribute or transfer, to its shareholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of the Company on a consolidated basis; or (iii) any person or group (other than Parent or the Offeror) enters into an agreement with the Company or any of its subsidiaries to consummate, or consummates, directly or indirectly, a tender offer or exchange offer for any Shares or involving a merger, consolidation or other business combination or similar transaction with or involving the Company.

    THE CONFIDENTIALITY AND STANDSTILL AGREEMENT

    The Company and Parent are also parties to a Confidentiality and Standstill Agreement dated April 8, 1997 containing customary terms, including a standstill provision which, as modified by the Merger Agreement, terminates if the Termination Fee and Expense Fee are, or are required to be, paid. The Confidentiality and Standstill Agreement is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

14. DIVIDENDS AND DISTRIBUTIONS.

    If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or the Company's capitalization,
(ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of director or employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Offeror's rights under Sections 1 and 15, the Offeror, in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities, but excluding any regular quarterly dividend on the Shares of not more than $0.11 per Share based on the declaration, record and payment dates normally applicable to the Shares) with respect to the Shares, that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror's rights under Sections 1 and 15, any such dividend, distribution or right to be received by the tendering shareholders will be received and held by the tendering shareholders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror in its sole discretion.

    The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the Effective Time, (i) split, combine, reclassify or take similar action with respect to any of its capital stock; (ii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, other than, in the case of the Company, shares of capital stock and Rights issuable pursuant to the Rights Agreement and Shares issuable upon the exercise of outstanding options pursuant to existing employee benefit plans and director option plans; (iii) purchase, redeem or otherwise acquire any Shares or any other shares of its capital stock of any class; or (iv) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class; or (v) make any commitment to do any of the foregoing, except for (A) the declaration and payment of dividends by a wholly owned subsidiary of the Company solely to the Company and (B) the declaration and payment of regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment dates) in no event to exceed $0.11 per Share per fiscal quarter.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

    Notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any tendered Shares (subject to Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) and may delay (subject to the provisions of the Merger Agreement, see Section 13) the acceptance for payment of, or the payment for, any Shares, amend the Offer as provided in the Merger Agreement or terminate the Offer as provided in the Merger Agreement, if

    (a) immediately prior to the expiration of the Offer (as it may be extended in accordance with the terms of the Merger Agreement), there shall not have been validly tendered and not withdrawn pursuant to the Offer a number of Shares such that, upon consummation of the Offer, the Offeror and its affiliates will beneficially own in the aggregate not less than two-thirds of the Shares outstanding on a fully diluted basis;

    (b) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent shall have consented or otherwise be barred from purchasing Shares pursuant to the Offer as part of any agreement or other arrangement with any governmental or regulatory authority involving the HSR Act or any other applicable antitrust laws shall not have expired or terminated prior to the expiration of the Offer (as it may be extended in accordance with the terms of the Merger Agreement);

    (c) at any time on or after the date of the Merger Agreement and before the time of payment for any Shares, any of the following events shall have occurred and be continuing:

        (i) there shall be threatened or pending by any governmental or regulatory authority (or the staff of the FTC or the staff of the Antitrust Division of the DOJ (the "Antitrust Division") shall have recommended the commencement of) any suit, action or proceeding, or there shall be pending by any other person any suit, action or proceeding which has a reasonable possibility of success, (A) challenging the acquisition by Parent or the Offeror of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Offeror any damages or otherwise imposing financial burdens, penalties or fines that are material in relation to the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or its subsidiaries, or Parent or its subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (C) seeking to impose limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (D) seeking to prohibit Parent or any of its subsidiaries from effectively controlling or operating in any material respect the business or operations of the Company or its subsidiaries, or (E) which otherwise is reasonably likely to have a Material Adverse Effect. As used herein, "Material Adverse Effect" means any change or effect that is materially adverse to the condition (financial or otherwise), total assets, total liabilities, business, results of operations or prospects of the Company and its subsidiaries taken as a whole, including without limitation any such change or effect that prevents Parent and the Offeror from obtaining their contemplated financing for the Offer and the Merger;

        (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental or regulatory authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above, or any governmental consents, orders and approvals legally required for the consummation of the Offer or the Merger shall not have been obtained, and such failure is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

        (iii) (A) a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over the counter market, (B) any change in general, financial, bank or capital market conditions which materially affects the ability of financial institutions to extend credit or syndicate loans, (C) a decline in the Standard & Poor's 500 Index by an amount in excess of 25%, measured from July 3, 1997, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any material limitation (whether or not mandatory) imposed by any governmental or regulatory authority that is reasonably likely to affect the extension of credit by lending institutions in general, or (E) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States which war, hostilities or crisis is reasonably likely to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Merger or to materially affect Parent's ability to obtain the consents referred to in paragraph (d) below; or in the case of any of the events described in (A) through (E) above existing as of the date of the Merger Agreement, a material acceleration or worsening thereof;

        (iv) any of the representations and warranties made by the Company in the Merger Agreement that are subject to a materiality qualification shall not be true and correct, or any of the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any material respect, in each case at any time prior to the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date; provided, however, that if the Company discovers such a breach of a representation or warranty, the Company shall promptly notify Parent and the Offeror of the nature of such breach and if Parent or the Offeror discovers such a breach of a representation or warranty, Parent or the Offeror shall promptly notify the Company of the nature of such breach and provided further that, in the case of breaches that are reasonably capable of being cured prior to the expiration of the Offer, the Company shall have failed to diligently proceed to effect a cure of such breach and, in any event, to cure such breach prior to the expiration of the Offer (including any extensions thereof);

        (v) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it; provided, however, that if the Company discovers such a breach of an agreement or covenant, the Company shall promptly notify Parent and the Offeror of the nature of such breach and if Parent or the Offeror discovers such a breach of an agreement or covenant, Parent or the Offeror shall promptly notify the Company of the nature of such breach and provided further that, in the case of breaches that are reasonably likely to be cured prior to the expiration of the Offer, the Company shall have failed to diligently proceed to effect a cure of such breach and, in any event, to cure such breach prior to the expiration of the Offer (including any extensions thereof);

        (vi) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that is materially adverse to the condition (financial or otherwise), total assets, total liabilities, business, results of operations or prospects of the Company and its subsidiaries taken as a whole, including without limitation any such change that prevents Parent and the Offeror from obtaining the contemplated financing for the Offer and the Merger;

        (vii) the Company shall have delivered (or been obliged to deliver) to Parent a Superior Proposal Notice or there shall have been a Change in Control (see Section 13);

        (viii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors (or any committee thereof) of the Company shall have withdrawn or modified (including by amendment of its Schedule 14D-9) in a manner adverse to Parent or the Offeror, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another takeover proposal, or shall have adopted any resolution to effect any of the foregoing; or

        (ix) the Merger Agreement shall have been terminated in accordance with its terms, or Parent or the Offeror have reached an agreement in writing with the Company providing for termination of the Offer or delay in acceptance of, or payment for, the Shares;

    (d) Parent shall not have obtained prior to the expiration of the Offer an amendment or supplement to the Senior Notes Indenture (and, to the extent necessary, the Notes and Guarantees referred to therein), all with the consent of the holders of such Notes and in accordance with the terms of such Indenture, to increase the amount of permitted indebtedness, restricted payments and investments permitted to be incurred or made, as applicable, by Parent and its subsidiaries under the Senior Notes Indenture and to make such other changes thereto as are necessary to permit Parent to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement; or

    (e) Prior to the expiration of the Offer, all of the Company's directors and substantially all of the holders of the Company's outstanding Options who are employees of the Company shall have exercised such Options or shall have entered into agreements with the Company to exercise such Options prior to the Effective Time of the Merger (or such later time as may be specified by Parent) or otherwise permit the Company to "cash-out" the Options as provided in the Merger Agreement;

which (in the case of each of paragraphs (a), (b), (c)(i) through (c)(viii), (d) and (e) above) makes it inadvisable, as determined by the Offeror in its sole judgment to proceed with the Offer or with such acceptance for payment of, or payment for, Shares.

    The foregoing conditions are for the sole benefit of the Offeror and Parent and may be asserted by the Offeror or Parent and may be waived by the Offeror or Parent, in whole or in part, at any time and from time to time, in the sole discretion of the Offeror or Parent; provided that, without the written consent of the Company, Parent and the Offeror may not reduce the Minimum Condition to less than a majority of the outstanding Shares on a fully diluted basis or waive the condition set forth in (b) above. The failure by the Offeror or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

    Under certain circumstances, the Offer will be extended until September 12, 1997 if necessary to meet certain conditions, including the conditions set forth in paragraphs (b) and (d) above. In addition, notwithstanding the satisfaction or waiver of any conditions of the Offer, the Offer may be extended until September 12, 1997 to enable Parent and the Offeror to obtain permanent financing for the transaction. The Offer may also be extended in other circumstances. See Section 1.

16. CERTAIN LEGAL MATTERS.

    Except as otherwise disclosed herein, the Offeror is not presently aware of any consent, order, approval or other action by any governmental or regulatory authority which would be required for the consummation of the Offer or the Merger or the acquisition or ownership of Shares by the Offeror as contemplated herein and, if not obtained, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (c)(i) of Section 15. Should any consent, order, approval or other action be required (other than as set forth in this Section), the Offeror currently contemplates that it would seek such consent, order, approval or action. The Company's pharmacists are required to be licensed by the appropriate state board of pharmacy and the Federal Drug Enforcement Administration (the "FDEA"). The Company's pharmacies are also registered with the FDEA and licensed under state law. Many of the Company's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, the Offeror, Parent or the Company may be obligated to obtain certain governmental consents and approvals in order to comply with applicable law. The Offeror believes that such approvals can be obtained in due course, and that the Company will continue to conduct its operations substantially in the same manner as before the transfer. While except as described in this Offer to Purchase, the Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the business of the Company, the Offeror or Parent or that certain parts of the business of the Company or Parent might not have to be disposed of or held separate in order to obtain such approval or in the event that such approvals were not obtained or any other actions were not taken.

    U.S. ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. The Company and Parent each made such a filing on July 11 and July 14, 1997, respectively, and, accordingly, the initial waiting period will expire at 11:59 p.m., New York City time, on July 29, 1997 unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by the Offeror. Complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with the proposed transaction, the parties frequently engage in negotiations with the relevant government agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company, and there are certain locations in Florida and Mississippi in which both the Company and Parent have stores in close proximity. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties or state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, or any period during which Parent shall have consented or otherwise been barred from purchasing Shares pursuant to the Offer as part of any agreement or arrangement with any governmental or regulatory authority involving the HSR Act or any other applicable antitrust laws shall not have expired or terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See
Section 15. The Offeror, Parent and the Company have entered into certain agreements regarding the HSR Act and other antitrust matters. See Section 13 under "The Merger Agreement--HSR MATTERS."

    STATE TAKEOVER LAWS. Various states have adopted takeover laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

    CERTAIN CHARTER PROVISIONS. Article Eleven of the Company's Charter provides that in addition to any action required by law or the Company's Charter, and except as otherwise expressly provided therein (as discussed below), the approval or authorization of (i) any merger or consolidation of the Company or any subsidiary of the Company with (A) any Interested Shareholder (as defined below) or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of any assets of the Company or any subsidiary of the Company having an aggregate fair market value of $10,000,000 or more; or (iii) the issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a series of transactions) of any securities of the Company or any subsidiary of the Company to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder; or (v) any reclassification of securities (including any reverse stock split), or any merger or consolidation of the Company with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary of the Company which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, (it being understood that for purposes of the foregoing provision, each share of the Voting Stock shall have the number of votes granted to it generally in the election of directors). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

    For purposes of such Article Eleven, "Interested Shareholder" is defined as any person (other than the Company or any subsidiary of the Company) who or which: (i) is the beneficial owner, directly or indirectly, of more than 20% of the outstanding voting stock of the Company; or (ii) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the outstanding Voting Stock of the Company; or (iii) is an assignee of or has otherwise succeeded to any Voting Stock of the Company which at any time within the two-year period immediately prior to the date in question was beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or a series of transaction not involving a public offering within the meaning of the Securities Act.

    The foregoing provisions of the Company's Charter are applicable to any particular business combination. However, such business combination requires only such affirmative vote as is required by law and any other provision of the Company's Charter, if the business combination has been approved by a majority of the Disinterested Directors (as defined below).

    For purposes of such Article Eleven, "Disinterested Director" is defined as any member of the Board of Directors of the Company who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder, and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

    The Merger of the Offeror with and into the Company would trigger the requirements of Article Eleven of the Company's Charter. In accordance with the Company's Charter, the required approval by the Board of Directors of the Company of the Merger Agreement has been obtained.

    RIGHTS AGREEMENT. The Rights Agreement contains certain provisions that may delay, defer or prevent a takeover of the Company. In connection with the Merger Agreement, the Company's Board of Directors has amended the Rights Agreement to provide that, so long as the Merger Agreement has not been terminated, such provisions will not apply to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. The provisions of the Rights Agreement are described in the Company's Schedule 14D-9.

17. FEES AND EXPENSES.

    Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    Donaldson, Lufkin & Jenrette Securities Corporation is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Parent and the Offeror in connection with the Offer. DLJ Bridge, an affiliate of the Dealer Manager, has provided Parent with the Bridge Commitment Letter and will receive fees pursuant to the financing contemplated thereby. See
Section 10. In addition, Parent has agreed to indemnify the Dealer Manager and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

    The Offeror has retained MacKenzie Partners, Inc. as Information Agent and IBJ Schroder Bank & Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer, the Offeror will make a reasonable good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such reasonable good faith effort, the Offeror cannot comply with such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR PARENT.

    The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                          DELTA ACQUISITION CORPORATION

July 14, 1997

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204. All persons listed below are citizens of the United States of America.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                           AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
------------------------------  ---------------------------------------------------------------------------------

W.H. Holman, Jr.                Chairman of the Board since 1967. Chief Executive Officer of Parent from 1967 until January 1997. Member of the Board of Directors of two private companies.

Roger P. Friou                  Director of Parent since June 1984. President of Parent from March 1996 to May
                                1997. Prior to 1996 served as Vice Chairman, Chief Financial Officer, and
                                Secretary of Parent since 1991. Prior to that time he served as Executive Vice
                                President from 1984. Member of the Board of Directors of Parkway Properties, Inc.

Bruce C. Bruckmann              Director of Parent since March 1996 and a principal in Bruckmann, Rosser,
                                Sherrill & Co., Inc. ("BRS"). He was an officer and subsequently a Managing
                                Director of Citicorp Venture Capital, Ltd. ("CVC") from 1983 through 1994. Member of the Board of Directors of AmeriSource Distribution Corporation, CORT Business
                                Services Corporation, Chromcraft Revington, Inc., Mohawk Industries, Inc. and
                                Anvil Knitwear, Inc. as well as several private companies.

Harold O. Rosser, II            Director of Parent since March 1996 and a principal in BRS. He was an officer and subsequently a Managing Director of CVC from 1987 through 1994. Member of the
                                Board of Directors of DavCo Restaurants, Inc., as well as several private companies.

Stephen C. Sherrill             Director of Parent since March 1996 and a principal in BRS. He was an officer and subsequently a Managing Director of CVC from 1983 through 1994. Member of the
                                Board of Directors of Galey & Lord, Inc., and of several private companies.

Michael E. Julian               President of Parent since May 1997 and Chief Executive Officer since January
                                1997. Director of Parent since April 1996. Prior to January 1997 served as
                                Director, Chairman, President and Chief Executive Officer of Farm Fresh, Inc.
                                since 1988. Member of the Board of Directors of Jackson Hewitt Inc. and one
                                private company.

John M. Moriarty, Jr.           Director of Parent since April 1996. A Managing Director of Donaldson, Lufkin &
                                Jenrette Securities Corporation since 1989 and a Managing Director of DLJ
                                Merchant Banking, Inc. since January 1996. Member of the Board of Directors of a private company.
Ronald E. Johnson               Director of Parent since May 1996. Member of the Board of Directors, President and Chief Executive Officer of Farm Fresh, Inc. since January 1997. Prior to that served as Chairman, President and Chief Executive Officer of Kash n' Karry from
                                1995 to 1997 and Executive Vice President and Chief Operating Officer of Farm
                                Fresh, Inc. from 1988 to 1995.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                           AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
------------------------------  ---------------------------------------------------------------------------------
Bernard J. Ebbers               Director of Parent since August 1996. President and Chief Executive Officer of
                                WorldCom, Inc. since 1983. Member of the Board of Directors of WorldCom, Inc.
David K. Essary                 Executive Vice President since March 1996. Previously served as Executive Vice
                                President--Retail Operations since 1991. From 1985 to 1991 served as Senior Vice
                                President--Marketing.
Jerry L. Jones                  Senior Vice President--Administrative Operations since April 1997. Senior Vice
                                President--Retail Operations from March 1996 to April 1997. Previously served as
                                Senior Vice President--Human Resources since 1991. Prior to that, served as Vice
                                President--Human Resources from 1989.
Harold D. Evans                 Senior Vice President--Store Operations since 1993. Previously served as Vice
                                President--Store Operations from 1986.
David R. Black                  Senior Vice President--Finance/Chief Financial Officer since 1996. Previously served as Treasurer and Controller from 1986.
J.R. Hansbrough                 Senior Vice President--Information Services since 1996. Previously served as Vice
                                President--Information Services from 1994. Prior to that, Consultant and
                                Marketing Representative with IBM Corporation from 1982.
James P. Riley                  Senior Vice President--Engineering since 1996. Previously served as Vice
                                President--Engineering from 1991 and Director of Engineering Services from 1985.
Clyde D. Staley                 Senior Vice President--Real Estate since 1996. Previously served as Vice
                                President--Real Estate from 1985.
W.H. Holman, III                Secretary of Parent since 1996 and also serves as President of Pump and Save,
                                Inc. Previously served as Senior Vice President--Sales and Marketing from 1992 and Vice President--Sales and Marketing from 1991 and is the son of W.H. Holman,
                                Jr. Member of the Board of Directors of one private company.

    2.  DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR.  Since July 1997, Michael
E. Julian has served as the Director, President, and Secretary of the Offeror. Set forth above is his current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years).

    3. BRUCKMANN, ROSSER, SHERRILL & CO., L.P. Bruckmann, Rosser, Sherrill & Co., L.P., the majority shareholder of Parent, is a limited partnership, the sole general partner of which is BRS Partners, L.P. and the general manager of which is BRS. The sole general partner of BRS Partners, L.P. is BRSE Associates, Inc. Bruce C. Bruckmann, Harold O. Rosser, II, Stephen C. Sherrill and Stephen
F. Edwards are the only stockholders of BRS and BRSE Associates, Inc. Set forth above is the current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) for Bruce C. Bruckmann, Harold O. Rosser, II and Stephen C. Sherrill. Stephen F. Edwards is a principal in BRS, was an officer of CVC from 1993 to 1995 and is a citizen of the United States of America. Each of the foregoing person's business address is 126 East 56th Street, 29th Floor, New York, NY 10022.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ SCHRODER BANK & TRUST COMPANY

          BY MAIL:                FACSIMILE TRANSMISSION:     BY HAND OR OVERNIGHT COURIER:
         P.O. Box 84            (for Eligible Institutions           1 State Street
    Bowling Green Station                  Only)                New York, New York 10004
New York, New York 10274-0084         (212) 858-2611            Attention: Reorganization
  Attention: Reorganization       Confirmation Telephone:              Department
         Department                   (212) 858-2103          Securities Processing Window
                                                                          SC-1

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers and locations set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                         (212) 929-5500 (CALL COLLECT)

                                       OR

                         CALL TOLL-FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                277 PARK AVENUE
                               NEW YORK, NY 10172
                         (212) 892-7099 (CALL COLLECT)